Exhibit 99.1

CONTACTS:

Onstream Media:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation to Report Fiscal 2008 and Fourth Quarter Financial Results on December 29

Management to Discuss Financial Results, Corporate Developments and 2009 Outlook during 4:30 p.m. ET Conference Call

POMPANO BEACH, Fla., December 22, 2008 -- Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that its management will hold a conference call at 4:30 p.m. ET on Monday, December 29, 2008, to discuss its fiscal 2008 fourth quarter and full year financial results for the period ended September 30, 2008. The Company anticipates releasing financial results and filing its Form 10-K after the close of trading on December 29.

During this conference call, Mr. Randy Selman, President and Chief Executive Officer of Onstream Media Corporation and the Company's CFO, Mr. Robert Tomlinson, will discuss the Company's financial results and corporate developments, as well as provide an outlook for fiscal 2009. Management discussion will be followed by an open Q&A session.

The teleconference and related webcast will occur on Monday, December 29, 2008 at 4:30 p.m. Eastern Time. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=54121 or by calling 1-866-682-6100 or 201-499-0416. It is recommended that interested participants dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=54121.

About Onstream Media:
Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Disney, National Press Club, NHL, MGM, PR Newswire, BT Conferencing, Shareholder.com, and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.